Ex – 23

Exhibit 24(b)(9)

Opinion and Consent of Thomas E. Pierpan, Esq.

as to Legality of Securities Being Registered

April 20, 2004

Board of Directors

Western Reserve Life Assurance

Co. of Ohio

WRL Series Annuity Account

570 Carillon Parkway

St. Petersburg, Florida 33716

Gentlemen:

In my capacity as Vice President and Senior Counsel of Western Reserve Life Assurance Co. of Ohio (“WRL”), I have participated in the preparation and review of this Post-Effective Amendment No. 6 to the Registration Statement on Form N-4 (File Nos. 333-93169; 811-5672) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, for the registration of flexible payment variable accumulation deferred annuity contracts (the “Contracts”) to be issued with respect to the WRL Series Annuity Account (the “Account”). The Account was established on April 12, 1988, by the Board of Directors of WRL as a separate account for assets applicable to the Contracts, pursuant to the provisions of Section 3907.15 of the Ohio Revised Code.

I am of the following opinion:

1.	WRL has been duly organized under the laws of Ohio and is a validly existing corporation.

2.	The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provision of Ohio law.

3.	Section 3907.15 of the Ohio Revised Code provides that the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business WRL may conduct. Assets allocated to the fixed account under the Contracts, however, are part of WRL’s general account and are subject to WRL’s general liabilities from business operations.

4.	The Contracts, when issued as contemplated by the Registration Statement, will be legal and binding obligations of WRL in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Thomas E. Pierpan

Thomas E. Pierpan, Esq. Vice President and Senior Counsel